Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (this “Agreement”) is made and entered into as of April 18, 2024 (the “Effective Date”), by and between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and George A. Villasana (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Amended and Restated Severance Pay Agreement for Key Employee dated February 21, 2017 (the “Severance Pay Agreement”), pursuant to which the Executive is subject to certain restrictive covenants;

WHEREAS, the Executive has served successfully as an executive officer of the Company since April 2012 and has elected to voluntarily relinquish his position as and resign from his role as Senior Vice President, Chief Legal Officer and Secretary of the Company effective on the Transition Date (as defined below) and to voluntarily resign from his employment with the Company in connection with his retirement effective on the Separation Date (as defined below);

WHEREAS, the Executive has been instrumental in supporting the Company achieve its long-term strategic initiatives and the Company believes it is in the Company’s best interest for the Executive to aid in a successful transition, the parties hereto have expressed their desire to have the Executive continue in the position of Senior Vice President, Chief Legal Officer and Secretary until 11:59 p.m., Eastern time, on June 30, 2024 (the “Transition Date”), at which time the Executive shall relinquish his title and resign from his role as Senior Vice President, Chief Legal Officer and Secretary and, effective July 1, 2024, continue employment as Special Advisor of the Company until the Separation Date (as defined below);

WHEREAS, the parties hereto wish to enter into this Agreement setting forth the terms and conditions of the Executive’s continued employment as Senior Vice President, Chief Legal Officer and Secretary of the Company and thereafter as Special Advisor of the Company; and

WHEREAS, Executive has been allowed at least 21 days within which to consider this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

Section 1. Continued Employment.

(a.)The Executive agrees to continue his employment as Senior Vice President, Chief Legal Officer and Secretary until the Transition Date subject to any earlier termination by either Executive or the Company. In addition to his duties and responsibilities associated therewith, the Executive shall begin the process of transitioning his role, as reasonably requested by the Chief

Executive Officer from time to time, during the period from the Effective Date of this Agreement through the Transition Date, to ensure an orderly transition of his role on the Transition Date.

If not earlier terminated by the Company for Cause (as defined below) or as a result of the Executive’s death, the Executive’s employment will automatically terminate effective 11:59 P.M. on March 31, 2025. The period from the Transition Date through the earlier of March 31, 2025 or the termination by the Company for “Cause” or by the Executive for any reason, or by reason of the Executive’s death, is hereinafter the “Transition Period”. The last day of Executive’s employment with the Company is hereinafter the “Separation Date”. For purposes of this Agreement, “Cause” shall have the same definition as in the Severance Pay Agreement except that no termination for “Cause” shall be effective under clause (d) or (e) thereunder unless the Executive has been provided written notice of the breach and Executive fails to cure such breach within ten (10) business days thereafter. For the avoidance of doubt, the Company shall not be permitted to terminate Executive’s employment hereunder without “Cause” prior to the expiration of the Transition Period.

Section 2. Titles, Duties and Responsibilities on and following the Transition Date.

(a.)Effective (i) as of the Transition Date, the Executive will (x) resign and relinquish his title as Senior Vice President, Chief Legal Officer and Secretary of the Company and will be relieved from any duties and responsibilities associated those positions, and (y) except with respect to the title and role set forth in clause (ii) hereof, resign (without further action by the Executive) from all positions the Executive held as an officer, director, manager, or employee of, and relinquish all titles and authorities with respect to, the Company and its subsidiaries and affiliates (collectively, the “Company Group”), and will promptly execute such documents and take such actions as may be necessary or reasonably requested by any member of the Company Group to effectuate or memorialize the resignation from such positions and relinquishment of such titles and authorities, and (ii) continue his employment with the Company through the Separation Date as non-executive Special Advisor to the Company, with primary duties and responsibilities relating to the provision of legal or strategic advice requested by the Executive’s successor ; provided however that such transition services (i) are provided to the successor in the form of advice and counsel on a remote basis, (ii) do not exceed an aggregate of 35 hours per quarter (based on up to 10 hours for each of the first and second months of each quarter and up to 15 hours for the third month of each quarter), and (iii) do not involve any transactional or project work, such as handling mergers, acquisitions, divestitures, real estate transactions, or financings. For the avoidance of doubt, Executive’s primary duty as Special Advisor will involve work requiring knowledge of an advanced type in the field of law acquired by a prolonged course of special instruction, and Executive will continue to obtain customer and other confidential information of the Company by reason of Executive’s position.

(b.)During the Transition Period, the Executive shall devote such time, attention, skill, and efforts to the performance of his duties under this Agreement as shall be appropriate and necessary under the circumstances, shall comply with all applicable laws and all written policies and procedures of the Company, other than those related to paid time off, and shall not engage in any activity that (i) conflicts with the interests of the Company, (ii) interferes with the Executive’s exercise of judgment in the Company’s best interests; or (iii) violates Executive’s obligations under the Severance Pay Agreement or any obligations under applicable law. Notwithstanding the foregoing, nothing herein shall preclude the Executive from (x) serving, with the prior approval of the Board (which approval shall not be unreasonably withheld) as a member of the boards of directors or advisory boards (or their equivalents in the case of non-corporate entities) of non-competing businesses and charitable organizations, (y) engaging in charitable activities and community affairs, and (z) managing his personal investments and affairs; provided, however, that the activities set out in clauses (x), (y), and (z) shall be limited by the Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 3. Compensation and Benefits. During the Transition Period, the Executive shall be entitled to the following compensation and benefits:

(a)Base Salary and Annual Bonus. During the Transition Period, the Company will provide the Executive with his base salary of $58,333.33 monthly ($700,000 annualized), payable pro rata during Executive’s employment in accordance with the Company’s regular payroll practices. The Executive will be eligible to receive fifty percent (50%) of any annual cash bonus payable in respect of calendar year 2024 under and subject to the terms and conditions of the Company’s 2024 Corporate Office Incentive Program (the “Bonus Plan”). The Executive will not be eligible to receive any annual bonus in respect of calendar year 2025. For the avoidance of doubt, (i) Executive understands and agrees that he is only eligible to receive 50% of any 2024 annual bonus that becomes payable under the Bonus Plan, and (ii) any annual bonus payable to the Executive under the Bonus Plan shall be made in a single lump sum payment after the close of calendar year 2024 by March 15, 2025 provided that Executive is still employed with the Company on that date.

(b)Benefits and Perquisites. During the Transition Period, the Executive shall continue to be eligible to participate in the Company’s 401(k) plan, and continue to receive his monthly car allowance of $800.00. From and after the Transition Date, the Executive will not be eligible to continue to receive health care benefits (e.g., health, dental and vision) offered by the Company and instead will be eligible to elect COBRA at Executive’s sole expense. Executive’s participation in other Company benefits will be subject to the terms, conditions and eligibility requirements of the applicable plans and policies.

(c)Treatment of Equity. The Executive shall continue to vest in all of his equity awards of the Company granted under the Asbury Automotive Group, Inc. 2019 Equity and Incentive Compensation Plan (the “Equity Plan”) through the Separation Date in accordance with the terms and conditions of the Equity Plan and the award agreements thereof. Notwithstanding anything to the contrary contained herein, upon the death of Executive during the Transition Period, Executive’s unvested equity shall vest immediately in accordance with the terms of the Equity Plan and individual equity award agreements.

Section 4. Termination of Employment.

(a)Upon the Separation Date:

(i)the Executive’s employment with the Company Group shall terminate;

(ii)the Executive’s salary and benefits from the Company Group will cease to accrue and the Executive will no longer have any right to contribute to any employee benefit plans or programs of any member of the Company Group;

(iii)the Executive will be deemed to have resigned (without further action by the Executive) from all positions the Executive held as an officer, director, manager, or employee of, and relinquish all titles and authorities with respect to, the Company Group to the extent not previously resigned or relinquished, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by any member of the Company Group to effectuate or memorialize the resignation from such positions and relinquishment of such titles and authorities;

(iv)the Company will provide Executive with (i) all accrued, but unpaid base salary through the Separation Date, payable on the next regularly scheduled payroll date of the Company, (ii) any unpaid or unreimbursed expenses incurred in accordance with the Company policy, payable no later than thirty (30) days following the Separation Date, and (iii) any benefits due on separation of employment under the employee benefit plans of the Company Group in which the Executive was a participant, in each case in accordance with the terms contained therein as required by appliable law or Company policy; and

(v)Executive shall sign and deliver to the Company a General Release in the form attached hereto as Exhibit A on, but not before, the Separation Date (the “General Release”).

(b)If the Executive remains continuously employed through the end of the Transition Period on March 31, 2025, subject to the Executive’s execution and delivery to the Company of the General Release and nonrevocation thereof and the Executive’s continued compliance with his confidentiality and post-termination obligations to the Company, the Executive’s equity awards under the Equity Plan not yet vested by March 31, 2025 (other than the final one-third (1/3) tranche of the equity awards granted to Executive during the first quarter of 2024) will vest immediately as of such date.

Section 5. Amendment to Severance Pay Agreement.

The Severance Pay Agreement is amended from and after the Effective Date by deleting Section 1, the first paragraph of Section 2, and Section A and Section B of the General Provisions such that from and after the Effective Date, the Executive shall not be entitled to any payments or benefits pursuant to Section 1 of the Severance Pay Agreement. Executive acknowledges and agrees that the compensation, employment for definite term and other benefits set forth in this Agreement are sufficient consideration for this amendment of the Severance Pay Agreement, Executive’s surviving covenants in the Severance Pay Agreement, and the releases of claims. In addition, Exhibit A of the Severance Pay Agreement is hereby amended to include all of the addresses of the dealerships owned by the Company as of the Effective Date.

Section 6. Release of Claims.

(a)In consideration of and in exchange for the promises by the Company as set forth in this Agreement, the Executive and his affiliates, heirs, beneficiaries, personal representatives, agents, successors, and assigns and their respective successors and assigns (collectively, the “Releasing Parties”) hereby forever knowingly, voluntarily, unconditionally, and absolutely release, acquit, remise, and discharge the Company, each other entity in the Company Group, and the past, present, and future officers, directors, managers, stockholders, members, employees, trustees, agents, representatives, affiliates, successors, and assigns of the Company and each entity in the Company Group and their respective plans, including all affiliated dealerships (collectively, the “Released Parties”), from and regarding any and all claims, claims for relief, demands, actions, and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract (express or implied), tort, statute, treaty, or otherwise, in law or in equity, which a Releasing Party now has or has had against any of the Released Parties) (each a “Potential Claim”) from the beginning of time through the date that

Executive signs this Agreement, including without limitation those directly or indirectly arising from, connected with, or in any way related to:

(i)the Executive’s employment by the Company or any other member of the Company Group;
(ii)the Executive’s service as a director, officer, manager, or employee, as the case may be, of any member of the Company Group;
(iii)any transaction prior to the Effective Date, including all effects, consequences, losses, and damages relating thereto;
(iv)any services provided by the Executive to any member of the Company Group; or
(v)under any law, including the common law or any federal or state statute, including all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the False Claims Act, 31 U.S.C.A. § 3730, including any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, any age discrimination claims under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (OWBPA) (these laws prohibit age discrimination in employment or benefits as to individuals forty years of age and older), the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, Georgia Equal Employment for Persons with Disabilities Code, Georgia Sex Discrimination in Employment Act, Georgia Wage Payment Act, Georgia Fair Employment Practices Act of 1978, the Georgia Code of Ordinances, the Florida Civil Rights Act, the Florida Minimum Wage Act, the Florida Whistleblower Act, the retaliation provision of the Florida Workers’ Compensation Act, or Florida’s general labor regulations, (as each of the foregoing may be amended from time to time), any other federal, state, or local civil or human rights law or any other federal, state, or local law, regulation, or ordinance, any public policy, contract, tort, or common law, or any allegation for costs, fees, penalties, damages, expenses, and attorneys’ fees incurred in these matters, all to the fullest extent permitted by law (the Potential Claims from the beginning of time through the date that Executive signs this Agreement, including those set forth in clauses (i) through (v), the “Released Matters”), except that the Released Matters do not include any Potential Claims directly arising from: (w) this Agreement, (x) any claims to the extent that such claims cannot be waived under law, including the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or the Securities and Exchange Commission but Executive acknowledges that he is waiving any right to monetary recovery related to such charge or investigation), (y) indemnification under applicable law or the Company’s charter or bylaws and any related insurance coverage or under the indemnification agreement entered into by the Company in favor of the Executive, or (z) any accrued and vested compensation or benefits, whether under any tax-qualified retirement plans or otherwise. Nothing in this Agreement is intended to be a waiver of the attorney client privilege by the Company or any member of the Company Group.

NOTE: Executive has the right to consider this Agreement for at least twenty-one days before accepting it. Before executing this Agreement and Release, Executive is advised to consult with an attorney of his choice, at his expense. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY CONSIDERATION PERIOD.

Further, Executive has the right to revoke this Agreement at any time within the seven-day period following the date he signs this Agreement. This Agreement shall not become effective or enforceable until the seven-day revocation period expires.

(b)The Executive represents and warrants to the Released Parties that neither the Executive nor any Releasing Party has made an assignment or transfer of any of the Potential Claims for any Released Matter.
(c)The Executive acknowledges and agrees that neither this Agreement nor the furnishing of the consideration under this Agreement, including for the release given under this Section 6, will be deemed or construed at any time to be an admission by the Executive or any Released Party of any liability or improper or unlawful conduct of any kind.
(d)The Executive acknowledges and agrees that the Company’s obligations under this Agreement, and the other covenants of the Company herein, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement, and right contained in this Section 6.
(e)The Executive affirms that he (i) has not filed or caused to be filed, and is not presently a party to, any claim, grievance, complaint, charge, or action against any member of the Company Group in any forum or form, (ii) has no known workplace injuries or occupational diseases, and (iii) has been provided and has not been denied any leave requested under the Family and Medical Leave Act.
(f)Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating, or filing a complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state, or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that is or are protected under the whistleblower provisions of any such law or regulation, provided that in each case, such communications and disclosures are consistent with applicable law. The Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure.
(g)Defend Trade Secrets Act Immunity Notification. Pursuant to the federal Defend Trade Secrets Act (the “DTSA”), an individual will be immune from criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret (as defined in the DTSA) that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or a disclosure that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Section 7. Additional Obligations.

(a)The provisions of Section 3 (Confidential Information and Nondisclosure Provisions), Section 4 (Nonsolicitation/Nonhire of Employees), Section 5 (Covenant Not to Compete), Section 6 (Construction/Enforcement of Post-Employment Covenants) and Section D (Nondisparagement) of the General Provisions of the Severance Pay Agreement (collectively, the “Continuing Obligations”), are incorporated herein by reference and made a part hereof (together with any applicable definitions), and the Executive reaffirms that such Continuing Obligations are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.
(b)At all times during the Executive’s employment hereunder, the Executive will comply with written policies of the Company applicable to the Executive, including, by way of example and without limitation, the Company’s policies covering insider trading, conflicts of interest and code of conduct and ethics.

Section 8. Taxes and Withholdings. All payments under this Agreement will be subject to taxes, deductions and withholdings required by applicable law.

Section 9. Cooperation. The Executive agrees that prior to and following the Separation Date he will provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment with the Company in which he was involved or of which he had knowledge. In consideration for the Executive’s compliance with this paragraph after the Separation Date, the Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred at the request of the Company. The Company agrees that any requests for cooperation shall take into account and accommodate the Executive’s service on a board of directors or employment obligations, if any, following the Separation Date.

Section 10. Return of Company Property. Within five (5) business days following the Separation Date or any earlier request of the Company, the Executive will return to the Company all property of the Company and all property of any entity in the Company Group in the Executive’s custody, possession or control, including without limitation any items containing confidential or proprietary information or technology of the Company or any other member of the Company Group, without retaining any summary or copy thereof, and will delete all electronic copies of any such property, information and technology on the Executive’s computers, data services, and physical or cloud based storage devices or accounts after first ensuring that the Company has a copy of the same.

Section 11. Successors and Assigns; Third-Party Beneficiaries.

(a)This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to any person or entity (other than another member of the Company’s affiliated group or its or their respective successors) without the Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, the Executive’s consent will not be required in connection therewith.

(b)The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there be no such designee, to the Executive’s estate, to the fullest extent permitted by law.

(c)Except as expressly set forth in this Agreement, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company, its permitted assigns, the other members of the Company’s affiliated group, and the Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification by the Company will not be effective if it is not consented to in writing on the Company’s behalf by the Chief Executive Officer or by the Board, whichever is appropriate. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 13. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be reformed by substituting a valid and enforceable term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 14. Governing Law; Jurisdiction; Venue.

(a)This Agreement will be governed by and construed and enforced in accordance with the internal laws (and not the choice of law principles) of the State of Georgia.

(b)To the extent permitted under Section 19, the parties consent to the exclusive jurisdiction of all state and federal courts located in Atlanta, Georgia, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby expressly waives (a) any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described in this Section 14, and agrees that it will not seek in any manner to resolve any dispute other than as set forth in this Section 14 or Section 19, as applicable, and (b) any and all objections that it may have to venue, including the inconvenience of such forum, in any of such courts; provided, however, that the Company and any applicable member of the Company Group shall be entitled to enforce any Continuing Obligations or any arbitration or court order or judgment in any court including without limitation the federal or state courts in the state in which Executive then resides. In addition, the parties consent to the service of process by personal service or any manner in which notices may be delivered hereunder.

Section 15. Notices.

(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by the Executive to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Chief Executive Officer (with a copy via email), and all notices and communications by the Company to the Executive may be given to the Executive personally or may be mailed to the Executive at the Executive’s last known address, as reflected in the Company’s records and by e-mail at xx.xx@asburyauto.com and xx.xx@gmail.com.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first (1st) business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third (3rd) business day after the date of such mailing; provided such notice also is sent via electronic email to the Company or the Executive, as applicable, as set forth in this Agreement.

Section 16. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 17. Entire Agreement. Except for the provisions of any prior agreement by which the Executive agreed not to use, disclose or remove the confidential information, property and/or trade secrets of the Company or any other entity within the Company group, not disparage the Company or any person or entity in the Company Group, not to compete with or solicit or interfere with the customers, employees, former employees or business relationships of the Company or any entity in the Company Group, and the provisions of any agreement by Executive to assign intellectual property to the Company or to release claims against the Company or any member of the Company Group, the provisions of which shall survive and continue to the extent not inconsistent with the terms of this Agreement, including without limitation the provisions of the Severance Pay Agreement as amended by this Agreement, this Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive and the termination thereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement. With respect to solely the vesting of incentive plan awards, this Agreement supersedes the Equity Plan, and the individual award agreements issued under the Equity Plan as set forth herein (the “Existing Documents”). The Existing Documents shall otherwise remain in full force and effect with respect to any subject matter not covered by this Agreement.

Section 18. Survival. The provisions of this Agreement shall survive the Separation Date to the extent necessary to give effect those provisions.

Section 19. Dispute Resolution. Section C of the General Provisions of the Severance Pay Agreement is incorporated by reference and made a part hereof, it being understood and agreed that this Section 19 shall not preclude or restrict the Company from seeking and obtaining injunctive relief and damages in a court of competent jurisdiction in relation to matters regarding the Executive’s obligations under Section 7 hereof or the Severance Pay Agreement.

Section 20. Code Section 409A. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code. Notwithstanding any provision of this agreement to the contrary, in the event the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A of the Code, the Company and Executive shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

Section 21. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 22. Effective Date. This Agreement shall not become effective and enforceable until the day after seven (7) days following its execution by Executive (the “Effective Date”) and may be revoked by Executive at any time within the seven day period. Executive shall provide notice of revocation to the Company no later than midnight on the last day of the seven-day revocation period. Notice shall be given by submitting a written statement of revocation via hand delivery, mail or email to Jed Milstein, SVP, Chief Human Resources Officer, xx.xx@asburyauto.com, 2905 Premiere Parkway, Suite 300, Duluth, GA30097 Notice may also be given by calling or leaving a voice mail message for Jed Milstein at 770-418-xxxx before midnight on the last day of the seven-day revocation period, then immediately confirming the call or message with written notice as stated above. Executive’s revocation must be in writing to be effective. No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement.

* * *
[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:
ASBURY AUTOMOTIVE GROUP, INC.
By:	/s/ David W. Hult
Name:	David W. Hult
Title:	President and Chief Executive Officer

EXECUTIVE:
George A. Villasana
/s/George A. Villasana, an individual

Date:	April 18, 2024

Exhibit A
GENERAL FULL AND FINAL RELEASE

This General Full and Final Release (the “Release”) is entered into by George A. Villasana (the “Executive”) on the date by his signature below.

WHEREAS, Executive gave notice of his voluntary resignation and retirement from employment with Asbury Automotive Group, Inc. (the “Company”) effective March 31, 2025 or such earlier date as agreed to by the parties, and the Company accepted Executive’s notice of resignation; and

WHEREAS, Executive and Company entered into a Transition and Retirement Agreement (the “Agreement”) relating, in part, to certain rights and obligations of the parties on the separation of Executive’s employment with Company;
NOW, THEREFORE, in compliance with the Agreement, Executive agrees as follows:

1.Executive’s employment with Company is terminated effective as of March 31, 2025 (the “Separation Date”), and Executive acknowledges and agrees that he has been paid all amounts that were due to be paid on or before the Separation Date from the Company except for unpaid amounts due and owing under the Agreement, and that the Company has no obligation to pay him any other amounts outside of the terms of the Agreement.
2. In exchange for valuable consideration that the Company was not otherwise obligated to provide Executive absent Executive’s execution and nonrevocation of this Release, the receipt and sufficiency of which consideration is hereby acknowledged by Executive, and conditioned on Executive’s continued compliance with the post-employment obligations set forth in the Agreement and the Severance Pay Agreement, Executive, for himself, his heirs, executors, administrators, and assigns, hereby waives, releases and forever discharges the Company, its current and former affiliates, parents, predecessors, subsidiaries, any entity owned or controlled by the Company or controlling the Company, successors or assigns, and their and the Company’s respective officers, directors, shareholders, agents, trustees, employees, representatives, benefit plans, and fiduciaries (each an ”Executive Released Party” and collectively the “Executive Released Parties”), from any and all contractual obligations and any and all claims or liabilities of whatever kind or nature which he has ever had or which he now has, known or unknown, including, but not limited to, any and all claims or counterclaims for breach of contract (express or implied); negligence; breach of fiduciary duty; unfair competition; defamation; wrongful or unlawful discharge; constructive discharge; unjust enrichment; quantum meruit; promissory estoppel; retaliation; personal injury; loss or injury to property; intentional or negligent infliction of emotional distress; oppression of minority shareholder rights; invasion of privacy; for past or future wages, salary, bonuses, earnings, restricted stock, deferred compensation or other forms of compensation; claims or counterclaims for violations of Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000(e) et seq., any age discrimination claims under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (OWBPA) (these laws prohibit age discrimination in employment or benefits as to individuals forty years of age and older), the Americans with Disabilities Act and the Americans with Disabilities Act Amendments Act, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Lily Ledbetter Fairpay Act, the National Labor Relations Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Uniformed Service Employment and Reemployment Rights Act of 1994, the False Claims Act, 31 U.S.C.A. § 3730, including any right to personal gain with respect to any claim asserted under its “qui tam” provisions, the National Labor Relations Act, or the Immigration Reform and Control Act, all as amended; violations of any federal, state and/or municipal whistle-blowing statutes or laws or fair employment statutes or laws, or violations of any other federal Georgia, Florida or other state employment laws, and any other law, rule, regulation, or ordinance pertaining to employment, wages, hours, stock ownership, or any other terms and conditions of employment and termination of employment; claims for attorneys’ fees, punitive or other forms of damages; and any other claims, counterclaims and/or third-party claims, which have been, or could have been, asserted by Executive in any court, arbitration, or other similar forum arising out of or in any way related to the relationship between Executive and Company or the termination thereof, or in any way related to the relationship between Executive and any other Executive Released Party or the termination thereof, to the fullest extent permitted by law. Executive further affirms that he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint or action against the Company in any form or forum, and Executive knowingly and voluntarily agrees, to the fullest extent allowed by law, not to sue Company or any other Executive Released Party in any forum based on any matter arising out of his relationship with Company or any Executive Released Party, or the termination of his employment.

This Release does not apply to Executive’s (i) rights to compensation and benefits due to Executive under the Agreement owing and unpaid as of the Separation Date or due and owing after the Separation Date, (ii) rights to indemnification under applicable law or the Company’s charter or bylaws and any related insurance coverage, or under the indemnification agreement entered into by the Company in favor of the Executive arising from Executive’s role as an officer and employee on or prior to the Separation Date, or (iii) any accrued and vested compensation or benefits, whether under any tax-qualified retirement plans or otherwise. or (iv) claims that may arise after the date this Release is executed. This Release does not apply to those claims that may not be legally waived or released under federal, state, or local law. Nothing in this Release (i) prevents or prohibits Executive from providing truthful testimony if required by law enforcement, subpoena, or other court order, or (ii) limits Executive’s ability to communicate with any government agency or prevents or prohibits Executive from receiving a reward for providing information to a government agency under an established agency whistleblower reward program. In addition, nothing in this Release prevents or prohibits Executive from filing a claim with or otherwise participating in any investigation or proceeding of a government agency such as the United States Equal Employment Opportunity Commission or the Securities and Exchange Commission that is responsible for enforcing a law on behalf of the government; however, Executive understands that he is waiving and releasing all claims for monetary damages and any other forms of personal relief, and cannot seek or obtain personal relief (whether monetary or otherwise) through any such claims. Nothing in this Release is intended to be a waiver of the attorney client privilege by the Company or any member of the Company Group.

NOTE: Executive has the right to consider the terms of this Release for at least twenty-one days before accepting it. Before executing this Release, Executive is advised to consult with an attorney of his choice, at his expense. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY CONSIDERATION PERIOD.

Further, Executive has the right to revoke this Release at any time within the seven-day period following the date he signs this Agreement. This Agreement shall not become effective or enforceable until the seven-day revocation period expires.

3. This Release is not intended to novate the Company’s 2019 Equity and Incentive Compensation Plan (the “Equity Plan”) and the exhibits thereto and the individual award agreements issued thereunder, the terms of Sections 3 through 7 and D of the Severance Pay Agreement, and the provisions of any other prior agreement by Executive to maintain the confidentiality of and not use or disclose Company’s confidential, proprietary or trade secret information, and the terms of any agreement by which Executive agreed to return Company’s information and property, or the terms of the Agreement intended to survive the termination of Executive’s employment.
4.This Release shall be governed by and construed in accordance with the laws of the State of Georgia, as they are applied to contracts made and to be wholly performed in that state, regardless of choice of law principles to the contrary.

5. This Release shall not become effective and enforceable until the day after seven (7) days following its execution by Executive (the “Effective Date”) and may be revoked by Executive at any time within the seven day period. Executive shall provide notice of revocation to the Company no later than midnight on the last day of the seven-day revocation period. Notice shall be given by submitting a written statement of revocation via hand delivery, mail or email to Jed Milstein, SVP, Chief Human Resources Officer, xx.xx@asburyauto.com,

2905 Premiere Parkway, Suite 300, Duluth, GA30097 Notice may also be given by calling or leaving a voice mail message for Jed Milstein at 770-418-xxxx before midnight on the last day of the seven-day revocation period, then immediately confirming the call or message with written notice as stated above. Executive’s revocation must be in writing to be effective. No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement. Any capitalized terms in this Release not defined in this Release shall have the definition for that capitalized term set forth in the Agreement.

IN WITNESS WHEREOF, Executive has executed this Release on the day and year first written above.

EXECUTIVE:

George A. Villasana, an individual
Date: